Exhibit 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL REPORTS A 41% INCREASE IN SECOND QUARTER OPERATING INCOME

DALLAS, TEXAS July 19, 2005 — Aviall, Inc. [NYSE: AVL] today reported its financial results for the second quarter of 2005:

Highlights :

•	Operating income increased $8.5 million, or 41%, to $29.0 million for the second quarter of 2005 from $20.5 million in the second quarter of 2004.

•	Net sales improved to $322.1 million, up 3% year-over-year.

•	Earnings per share (diluted) for the second quarter of 2005 were $0.44 versus $0.40 in the second quarter of 2004. The second quarter 2004 earnings per share (diluted) of $0.40 included an $0.08 per share benefit from the release of a valuation allowance for state tax net operating loss (NOL) carryforwards.

•	Cash from operating activities increased $29.7 million on a year-over-year basis for the second quarter of 2005 to a positive $61.4 million generated in the second quarter of 2005.

(M O R E)

AVIALL REPORTS A 41% INCREASE IN SECOND QUARTER OPERATING INCOME

Second Quarter Results

Second quarter 2005 net sales rose $8.1 million to $322.1 million, or 3% over last year’s level of $314.0 million. Net sales for the second quarter of 2005 do not include CF6-related net sales made by GE during the transition period but do include commissions on those sales pursuant to Aviall Services’ contract with GE.

Aviall Services’ net sales growth in the second quarter was driven by the general aviation and commercial airline sectors and all geographic regions except Asia/Pacific. At ILS, second quarter net sales of $7.4 million were up $0.3 million, or 4% year-over-year.

Aviall’s gross profit of $60.4 million for the second quarter of 2005 increased by 21% over the second quarter 2004’s $50.1 million, primarily due to the addition of GE CF6 part sales commissions and increased demand in the general aviation sector. During the transition of CF6 engine parts sales from GE to Aviall Services, Aviall Services has recorded only commissions and not sales of parts directly shipped by GE to customers on the new product lines. The transition of CF6 engine parts sales from GE to Aviall Services was completed in mid-July 2005.

Compared to the second quarter of 2004, selling and administrative (S&A) expenses increased $1.8 million to $31.4 million. The S&A expenses as a percentage of net sales increased slightly to 9.8% reflecting the start-up costs associated with the GE CF6 product lines without the full benefit of the GE CF6 sales. These sales were excluded in the percentage calculation and are expected to be reported during the third quarter as transition tasks are completed.

(M O R E)

AVIALL REPORTS A 41% INCREASE IN SECOND QUARTER OPERATING INCOME

Operating income for the second quarter of 2005 was $29.0 million, up $8.5 million or 41% compared to the same quarter in the prior year, driven by sales commissions from the new GE engine product lines, which commenced in February 2005. Net earnings for the second quarter of 2005 were $15.4 million, an increase of $1.9 million over the $13.5 million reported in the second quarter of 2004. Second quarter 2004 net earnings included a $2.8 million positive benefit from the release of a valuation allowance for state tax NOL carryforwards.

Aviall earned $0.44 per share (diluted) in the second quarter of 2005 versus $0.40 per share (diluted) in the second quarter of 2004. Second quarter 2004 earnings per share (diluted) of $0.40 included an $0.08 per share benefit resulting from the release of a valuation allowance for state tax NOL carryforwards.

Aviall generated positive cash flow from operations of $61.4 million in the second quarter and nearly $73 million for the first half of 2005. The strength of this cash flow is partly attributable to the timing of the delivery of GE CF6 parts that coincides with the completion of the transition period in July. The cash flow from operations during the second quarter of 2005 was used to repay debt and add to cash on hand.

Review and Outlook

“The Company delivered another terrific quarter, increasing earnings per share to 44 cents in 2005 from 32 cents in 2004, excluding the tax benefit of the NOL carryforward, an increase of 38 percent” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “The strong results across most areas of the Company support the validity of our value

(M O R E)

AVIALL REPORTS A 41% INCREASE IN SECOND QUARTER OPERATING INCOME

statement to both suppliers and customers. The ongoing growth from the general aviation market as well as the sales commissions from our latest large product line additions, the GE CF6-50 and -80A engine parts, are noticeable contributors to our success.”

Fulchino continued, “Aviall’s performance for the first half of 2005 has met our expectations, delivering 82 cents per share year-to-date, despite the drag of higher fuel prices on the aviation industry, an uncertain future for some of the larger commercial airlines and a leveling of demand for T56 parts.”

Fulchino stated, “Aviall also continues to broaden its value proposition as shown this last quarter by NetJets, Inc.’s choice of Aviall as their supply-chain manager and parts provider. We also reached an important milestone at the beginning of this week, when Aviall successfully implemented full-service applications for our new GE CF6 product lines.”

Fulchino closed by saying, “While some factors that have already negatively influenced our industry remain, we are happy with Aviall’s progress so far, both in terms of our strategic leadership of the still evolving aerospace supply chain and our financial performance. We continue to pursue new OEM supplier agreements and we anticipate no problems taking on further responsibilities from aerospace OEMs while continuing to successfully manage our existing product lines.”

Aviall will host a conference call on Wednesday, July 20, 2005, at 11 a.m. ET. The conference call can be accessed by calling (800) 779-9695 (toll-free) or (210) 839-8500 (toll) and referencing Aviall. A replay will be available until 11:59 p.m. ET on Friday, July 29, 2005, at (866) 495-9345 (toll-free) or (203) 369-1773 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations”, or at www.vcall.com.

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Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 650,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$322,072	314,048	613,520	597,580
Cost of sales	261,643	263,904	499,924	500,338

Gross profit	60,429	50,144	113,596	97,242
Selling and administrative expense	31,449	29,653	59,535	57,252

Operating income	28,980	20,491	54,061	39,990
Interest expense, net	5,262	4,207	10,365	8,552

Earnings before income taxes	23,718	16,284	43,696	31,438
Provision for income taxes (a)	8,347	2,819	15,325	7,996

Net earnings	$15,371	13,465	28,371	23,442

Basic net earnings per share	$0.46	0.42	0.86	0.74
Weighted average common shares	33,426,831	31,954,552	33,138,712	31,849,586

Diluted net earnings per share	$0.44	0.40	0.82	0.70
Weighted average common and potentially dilutive common shares	34,945,090	33,550,653	34,777,139	33,396,705

(a)	Due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $1.2 million and $1.8 million for the three months and six months ended June 30, 2005, respectively.

RECONCILIATION OF NET EARNINGS PER SHARE

(Unaudited)

Three Months Ended June 30, 2004
Diluted net earnings per share before release of benefit from state net operating loss carry-forward	$0.32
Benefit from release of state net operating loss carry-forward	0.08

Diluted net earnings per share	$0.40

The above table reflects the reconciliation of our diluted net earnings per share for the three months ended June 30, 2004 to our diluted net earnings on a pro forma basis for that same period assuming that we did not have the benefit of the release of a net operating loss carry-forward reserve for state income taxes. Management believes that this pro forma presentation is beneficial to investors in that it provides a more useful measure of the business performance of the Company as a whole.

AVIALL, INC.

SEGMENT INFORMATION

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales
Aviall Services	$314,630	306,873	598,653	583,294
ILS	7,442	7,175	14,867	14,286

Total net sales	$322,072	314,048	613,520	597,580

Profit
Aviall Services	$31,217	22,339	57,634	42,605
ILS	2,665	2,703	5,476	5,251

Reportable segment profit	33,882	25,042	63,110	47,856
Corporate	(4,902)	(4,551)	(9,049)	(7,866)
Interest expense, net	(5,262)	(4,207)	(10,365)	(8,552)

Earnings before income taxes	$23,718	16,284	43,696	31,438

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$35,885	91,632
Receivables, net	$172,445	144,087
Inventories	$343,667	328,129
Deferred income taxes	$33,021	43,661
Total assets	$884,240	749,476
Accounts payable	$162,715	98,629
Total debt	$263,515	203,430
Shareholders’ equity	$389,197	349,001

SELECTED CASH FLOW DATA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$61,353	31,660	72,958	60,057
Net cash used for investing activities	$6,694	2,959	166,107	5,185
Capital expenditures	$2,925	2,958	5,638	4,390

DEPRECIATION AND AMORTIZATION
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Depreciation	$2,372	2,143	4,609	4,221
Amortization	3,742	1,771	6,381	3,535
Debt issue costs	497	467	993	918

	$6,611	4,381	11,983	8,674